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Exhibit 99

                                 PRESS RELEASE
                        [CITIZENS & NORTHERN BANK LOGO]

                                                      Contact: Michelle M. Karas
                                                      570-724-0205
                                                      mkaras@cnbankpa.com

             C&N ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2001


FOR IMMEDIATE RELEASE:

         WELLSBORO, PA - Craig G. Litchfield, chairman, president and chief executive officer, recently announced the consolidated financial results for Citizens & Northern Corporation and subsidiaries for the first nine months of 2001 and the third quarter of 2001, respectively, which are highlighted below.

FINANCIAL HIGHLIGHTS FOR NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2001:

         - Net Income grew 43%, to $8.9 million for the 9 months ended September 30, 2001 from $6.2 million for the 9 months ended September 30, 2000. Net Income Per Share (Basic and Diluted) rose to $1.69 for the 9 months ended September 30, 2001, as compared to $1.18 for the 9 months ended September 30, 2000.

         - Return on Average Assets, excluding unrealized gains or losses on securities, increased 29%, to 1.50% for the 9 months ended September 30, 2001, from 1.16% for the 9 months ended September 30, 2000. Including the effects of unrealized gains or losses, Return on Average Assets increased to 1.49% for the 9 months ended September 30, 2001, compared to 1.17% for the first 9 months of 2000.

         - Return on Average Equity, excluding unrealized gains or losses on securities, rose 38%, to 13.01% for the 9 months ended September 30, 2001, from 9.43% for the 9 months ended September 30, 2000. Including the effects of unrealized gains or losses, Return on Average Equity increased to 12.57% for the 9 months ended September 30, 2001, compared to 10.50% for the first 9 months of 2000.

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         -        Shareholders' Equity/Average Assets Ratio was 11.84% as of
                  September 30, 2001. This safety and soundness measurement needs to be at a minimum of 5% to be considered well capitalized by banking regulatory agencies.

         - Dividends declared by C&N increased by over 8% for the first nine months of 2001, to $0.78 per share, as compared to $0.72 per share for the first nine months of 2000.

FINANCIAL HIGHLIGHTS FOR THIRD QUARTER 2001:

         - Net Income grew 86%, to $3.4 million for the third quarter 2001 from $1.8 million for the third quarter 2000. Net Income Per Share (Basic and Diluted) rose to $0.65 for the third quarter 2001 from $0.35 for the third quarter 2000.

         - Dividends declared increased by over 8% in the third quarter of 2001, to $0.26 per share, as compared to $0.24 per share in the third quarter of 2000.

        Increases in earnings in 2001 compared to 2000 reflect the following significant changes: (1) higher net interest income, primarily from lower interest rates on deposits and borrowed funds, and (2) higher gains from sales of investment securities.

        Citizens & Northern Bank is a wholly-owned subsidiary of Citizens & Northern Corporation. Citizens & Northern Bank provides complete financial, investment and insurance services through 17 full service offices located throughout Tioga, Bradford, Sullivan and Lycoming, Pennsylvania counties. C&N can be found on the web at www.cnbankpa.com.